Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Goldenstone Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Other	Units, each consisting of one share of common stock, par value 0.0001 per share, one Redeemable Warrant to acquire one-half (1/2) of one share of common stock, and one Right to acquire one-tenth of one share of common stock(2)	Rule 457(a)	5,750,000	10.00	$57,500,000	0.0001091	$6,273.25
Fees Previously Paid	Equity	Common stock included as part of the Units(3)	Rule 457(g)	5,750,000	--	--	--	--
Fees Previously Paid	Other	Redeemable warrants, included as part of the Units(3)	Rule 457(g)	5,750,000	--	--	--	--
Fees Previously Paid	Other	Rights included as part of the Units(3)	Rule 457(g)	5,750,000	--	--	--	--
Fees Previously Paid	Equity	Common stock underlying Rights(3)	Rule 457(g)	575,000	10.00	$5,750,000	0.0001091	627.33
Fees Previously Paid	Equity	Representative’s shares of Common Stock		28,750	10.00	287,500	0.0001091	31.37
Fees to be Paid	Equity	Representative’s shares of Common Stock		28,750	10.00	287,500	0.0000927	26.65
Fees Previously Paid	Other	Representative’s Unit Purchase Option		1	100.00	100.00	0.0001091	0.01
Fees Previously Paid	Other	Units underlying Representative’s Purchase Option		270,250	11.00	2,972,750	0.0001091	324.33
Fees Previously Paid	Equity	Common stock underlying Representative’s Purchase Option(3)		270,250	--	--	--	--
Fees Previously Paid	Other	Warrants underlying Representative’s Purchase Option(3)		270,250	--	--	--	--
Fees Previously Paid	Other	Rights underlying Representative’s Purchase Option(3)		270,250	--	--	--	--
Fees Previously Paid	Equity	Common Stock underlying Rights included as part of Representative’s Purchase Option(3)		27,025	11.00	297,275	0.0001091	32.43
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							7,315.37
	Total Fees Previously Paid							7,288.72
	Total Fee Offsets							$0.00
	Net Fee Due							$26.65

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

(1)	Estimated solely for the purpose of calculating the registration fee,

(2)	Includes (i) Units, (ii) Common Stock, Redeemable Warrants and Rights underlying such Units and (iii) Common Stock underlying the Redeemable Warrants and Rights included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.